EXHIBIT 99.1
Commercial Metals’ Board Approves Ten Million Share Purchase Authority
     Irving, TX — October 21, 2008 — The board of directors of Commercial Metals Company (NYSE: CMC) has authorized the purchase of up to 10,000,000 shares of the Company’s common stock. This authorization is in addition to 12,547 shares remaining to be purchased under a previous repurchase authority for 5,000,000 shares, approved in November 2007. There are approximately 113,777,000 shares of Commercial Metals Company’s common stock presently issued and outstanding.
     CMC Chairman, President and Chief Executive Officer Murray R. McClean said, “Recent credit and stock market conditions have negatively impacted the entire equities market. In particular, we believe the Company’s stock is undervalued. This authorization will enable the Company to make future purchases when appropriate. We will continue to add value for our stockholders with our prudent purchases.”
     The purchases will be made from time to time in the open market or in privately negotiated transactions at prevailing market prices. The shares will be used for general corporate purposes including various employee benefit plans and acquisitions.
     Paragraphs two and three of this news release contain forward-looking statements regarding the outlook for the Company’s stock valuation and financial results. No assurance can be given that the Company’s expectations will be realized, and actual results may differ materially from current expectations.
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
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Contact:	Debbie Okle Director, Public Relations 214.689.4354
2008-22